                                                               Exhibit 10.11.4



                          WESTERN STAFF SERVICES, INC.
                            STOCK PURCHASE AGREEMENT


     I hereby elect to participate in the International Employee Stock Purchase Plan (the "Plan") beginning with the purchase period specified below, and I hereby subscribe to purchase shares of Common Stock of Western Staff Services, Inc. (the "Corporation") in accordance with the provisions of this Agreement and the Plan. I hereby authorize my employer to make payroll deductions from each of my paychecks following my entry into the Plan in the 1% multiple of my earnings (not to exceed a maximum of 10%) specified in my attached Enrollment Form.

     Purchase periods under the Plan will run from the first business day in February to the last business day in July each year and from the first business day in August each year to the last business day in January of the following year. The initial purchase period under the Plan will begin on November 3, 1996 and end on the last business day in January 1997. My participation will automatically remain in effect from one purchase period to the next in accordance with this Agreement and my payroll deduction authorization, unless I withdraw from the Plan or change the rate of my payroll deduction or unless my employment status changes. I may reduce the rate of my payroll deductions once per purchase period, and I may increase the rate of my payroll deductions to become effective at the start of any subsequent purchase period.

     My payroll deductions will be converted into U.S. Dollars on the last U.S. business day of each month. My payroll deductions as so converted will be accumulated for the purchase of shares of Common Stock on the last U.S. business day of each purchase period. The purchase price per share will be equal to 85% of the LOWER of (i) the fair market value per share of Common Stock on the start date of the purchase period or (ii) the fair market value per share on the last day of that purchase period. I will also be subject to Plan restrictions (i) limiting the maximum number of shares which I may purchase on any one purchase date to 750 shares, for a maximum of 1,500 shares per calendar year and (ii) prohibiting me from purchasing more than U.S. $25,000 worth of Common Stock for each calendar year my purchase right remains outstanding.

     I may withdraw from the Plan at any time prior to the last business day of a purchase period and elect either to have the Corporation refund all my payroll deductions for that purchase period or to have those payroll deductions applied to the purchase of shares of the Corporation's Common Stock at the end of such period. However, I may not rejoin that particular purchase period at any later date. Upon the termination of my employment for any reason, including death or disability, or my loss of eligible employee status, my participation in the Plan will immediately cease and all my payroll deductions for the purchase period in which my employment terminates or my loss of eligibility occurs will automatically be refunded.

     If I take an unpaid leave of absence, my payroll deductions will immediately cease, and any payroll deductions for the purchase period in which my leave begins will, at my election, either be refunded or applied to the purchase of shares of Common Stock at the end of that purchase period. Upon my return to active service, my payroll deductions will automatically resume at the rate in effect when my leave began.

     A stock certificate for the shares purchased on my behalf at the end of each purchase period will automatically be deposited into a brokerage account which the Corporation will designate and open on my behalf. I will notify the Corporation of any sale or disposition of my Plan shares, and I will satisfy all applicable tax withholding requirements at the time of such sale or disposition.

     The Corporation has the right, exercisable in its sole discretion, to amend or terminate the Plan at any time, with such amendment or termination to become effective immediately following the exercise of outstanding purchase rights at the end of any current purchase period. Should the Corporation elect to terminate the Plan, I will have no further rights to purchase shares of Common Stock pursuant to this Agreement.

     I have received a copy of the Plan Summary and Prospectus summarizing the major features of the Plan. I have read this Agreement and the Prospectus and hereby agree to be bound by the terms of both this Agreement and the Plan. The effectiveness of this Agreement is dependent upon my eligibility to participate in the Plan.

     I acknowledge that I have received and may continue to receive the opportunity to purchase Common Stock under the Plan. I understand that the grant of a purchase right in one year or at one time does not in any way obligate the Corporation or my employer to make a grant or award in any future year or in any given amount. I acknowledge and understand that the Plan is wholly discretionary in nature and is not to be considered part of my normal or expected compensation subject to severance, resignation, redundancy or similar pay.

     I hereby authorize and direct my employer to disclose to the Corporation or any of its subsidiaries such information regarding my employment, the nature and amount of my compensation and the fact and conditions of my participation in the Plan as my employer deems necessary to facilitate the administration of such Plan.


Date: _____________, 199___            ________________________________
                                       Signature of Employee

Entry Date: _____________, 199___      Printed Name: __________________